Exhibit 5.1

March 13, 2019

Aratana Therapeutics, Inc.

11400 Tomahawk Creek Parkway

Suite 340

Leawood, Kansas 66211

Re:Registration Statement on Form S-8
Aratana Therapeutics, Inc. 2013 Incentive Award Plan

Ladies and Gentlemen:

We have acted as counsel to Aratana Therapeutics, Inc., a Delaware corporation (the “Company”), and, at the request of the Company, have examined the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company on or about the date hereof with the  Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and regulations promulgated thereunder.

The Registration Statement relates to, among other things, the registration under the Act of up to 1,203,369 shares (the “Shares”) of the Company's common stock, par value $0.001 per share (the “Common Stock”), issuable from time to time pursuant to the Company’s 2013 Incentive Award Plan, as amended (the “Plan”).

In connection with this letter, we have examined the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements and instruments of the Company, certificates of public officials and officers of the Company and such other documents and records, and such matters of law, in each case, as we have deemed necessary as a basis for the opinions hereinafter expressed, including the Company's Restated Certificate of Incorporation (the “Charter”), and the Company's Amended and Restated Bylaws (“Bylaws”).

For purposes of the opinions expressed herein, we have assumed (i) the accuracy and completeness of all documents submitted to us, (ii) the authenticity of all documents submitted to us as originals (iii) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies, (iv) the legal capacity of all natural purposes, (v) the genuineness of the signatures of person signing all documents in connection with which the opinions herein are rendered, (vi) the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution, delivery and binding effect of all documents by the parties thereto other than the Company (vii) that the consideration to be received by the Company in exchange for each Share to be issued pursuant to the Plan constitutes adequate consideration therefor and is actually received by the Company, (viii) that the Shares will not be issued or transferred in violation of any restriction or limitation contained in the Charter, the Bylaws or the Plan.  In addition, we have assumed the accuracy of, and have relied upon, the statements, representations and certificates of public officials and of officers of the Company with respect to certain factual matters that we have not independently established or verified.  This letter assumes that the provisions of the Charter and Bylaws will not be amended after the date hereof.  This opinion further assumes compliance both in the past and

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Aratana Therapeutics, Inc. March 13, 2019 Page 2

in the future with the terms of the Plan by the Company and its employees, officers, board of directors and any committee and/or trustee appointed to administer the Plan.

We express no opinion as to matters under or involving the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Delaware.  We advise you that the issues addressed by this opinion may be governed in whole or in part by other laws, and we express no opinion as to whether any relevant difference exists between the laws upon which our opinion is based and any other laws that may actually govern.

Our opinions expressed herein are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium, arrangement and other laws affecting creditors’ rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers, (ii) the limitations imposed by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law, and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

Based on the foregoing and subject to the limitations and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized by the Company and, when issued to the Plan participants against the provision to the Company of the specified consideration therefor, in each case, as provided in and in accordance with the Plan and the applicable award agreements and duly authorized by all necessary corporate action, will be validly issued, fully paid and non-assessable.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  This opinion is rendered on the date hereof and we have no continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law, or of facts of which we become aware after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Commission.

Very truly yours,

Stinson Leonard Street LLP

/s/ Stinson Leonard Street LLP